Exhibit 10.2

SUPPLY  AGREEMENT

This Supply Agreement (“Agreement”) is effective as of August 17, 2006 (“Effective Date”) and is entered between Titan Tire Corporation, an Illinois corporation with its principal place of business in Des Moines, Iowa ("Titan") and Deere & Company, a Delaware corporation, with its principal place of business in Moline, Illinois (“Deere”), acting through its affiliate and business unit: John Deere Construction & Forestry Equipment Company Unit: John Deere Dubuque Works, 18600 South John Deere Road, Dubuque, IA 52001-9757 and Business Unit: John Deere Davenport Works, P.O. Box 4198, Davenport, IA 52808-4198.

The above listed business units are individually a “Deere Affiliate” and collectively the “Deere Affiliate.”  The terms of this Agreement shall apply to the purchase of Products by any Deere Affiliate unless the Deere Affiliate and Titan agree otherwise.  The purchase order will act as a signature of the Deere Affiliate accepting the terms of this Agreement.  Deere shall retain the primary responsibility for administering this Agreement.

By mutual agreement of Deere and Titan, this section may be amended to include other affiliated corporations and business units of Deere.

WHEREAS, Deere wishes to purchase certain Products, as hereinafter defined, manufactured by Titan which will then be incorporated into wholegoods equipment or sold as replacement parts by Deere and its dealers.

WHEREAS, Titan wants to sell Deere the Products that Titan manufactures.

NOW THEREFORE, the parties agree as follows:

1.           PRODUCTS - As used herein, the term "Products" shall mean those tires and parts listed on Attachment 1, attached hereto and incorporated herein by reference and to any other products  which may be added to Attachment 1 by Deere and Titan from time to time by mutual agreement.

2.           PURCHASES - Titan agrees to sell to Deere and Deere agrees to buy from Titan, ** set forth in Attachment I, subject to the ** by JD dealers or customers.  The ** shall be marked clearly on Attachment I.   Deere will release orders to Titan.

3.           TERM - This agreement will commence as of the Effective Date and will continue for five years from the date of signing, contingent upon satisfactory performance of contractual terms and conditions by Titan and subject to the provisions of Section 21.  This agreement may be extended for a mutually agreeable period of time by written agreement of both parties; provided that both parties advise one another in writing six months prior to the expiration extended period.  The terms and conditions of this agreement would apply to any extension or renewal.

Portions of this exhibit were omitted and filed separately with the Secretary of the Commission pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.   Such portions are marked by a series of asterisks.

4.           FORECASTS AND ORDERS - Purchases under this Agreement shall be made against specific written purchase orders submitted by Deere to Titan from time to time during the term of this Agreement.  Any forecast for products provided by Deere shall not be considered orders for Products, shall be used by Titan for general corporate planning purposes only, and may be disregarded by  without prior notice to Titan.  Forecast orders do not constitute a contractual obligation on Titan or Deere’s part unless the parties have agreed otherwise in writing.    Deere  shall issue a ** firm schedule along with an ** tentative schedule.  The tentative schedule shall be revised monthly and reconfirmed by Deere.  Deere will deliver to Titan orders for Products on order formats utilized by Deere which will specify the quantity of each Products ordered and the date by which the product must be provided to said Deere facility.  The order shall constitute a binding commitment by Deere  to purchase the Products specified therein on the terms and conditions herein.  **

5.           DELIVERY - Titan shall deliver the Products ordered to the designated Deere facility,  or its designee on the delivery date set forth in the order.  Time is of the essence in delivering Product.  If a Product will not be delivered on or before the delivery date specified in the order, Titan must immediately notify the applicable Deere  facility that it will not be delivered in a timely manner.

6.           FREIGHT - The Products shall be shipped FOB Titan facilities to designated Deere location and on a carrier designated by Deere.  Deere will be  liable for all such transportation expenses.  In the event that a late delivery if Titan’s responsibility, Titan may be liable for expedited freight premiums incurred to meet Deere factory production schedules.

7.           PACKAGING - Titan shall package the Products so that the Products will not be damaged or destroyed in transit.  As to each  Product shipment, Titan must include a packing list specifying  the Product number(s), the quantity of each Product, the order number, release number, and/or blanket purchase order number, if applicable, and any other information Deere requires.

8.           PRICING - During the term of this Agreement, the price of these products shall be the applicable price set forth in Attachment I, except as otherwise provided herein.  Prices  are  based on Titan's material costs **.  Titan’s material surcharge cost calculations will become part of this Agreement, and will be detailed in Attachment #2.  These costs will be reviewed **.  Titan will provide any documentation requested relating to any adjustment.  Titan will provide Deere with its adjustment request no later than **

9.           PAYMENT - Invoices will be delivered by Titan to the Deere facility involved, Attention:  Accounts Payable or such other address designated by Deere.  This invoice will reference the order number, release number, Product number(s), quantity of each Product, proper price for each Product, total price and any other information requested by Deere.  Payment terms are net thirty (30) days.

Portions of this exhibit were omitted and filed separately with the Secretary of the Commission pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.   Such portions are marked by a series of asterisks.

10.           QUALITY/DEFECTS - If any Product or Other Product sold to Deere is defective in material or workmanship, or does not conform to Deere’s specifications/quality requirements, Titan agrees, at its sole cost, to repair or replace the defective Product or Other Product.

11.           PRODUCT INDEMNITY - Titan agrees to defend, hold harmless and indemnify Deere, its subsidiaries and affiliates, their officers, directors, employees and agents from and against any and all claims or suits, including costs and attorneys' fees arising from any act or omission of Titan relating to defective material or workmanship.  Titan's obligation hereunder shall not extend to claims whereby the Products acquired by Deere from Titan were modified or altered or misused by Deere, its subsidiaries and affiliates, their officers, directors, employees or  agents or if the Product was primarily designed by Deere and to the extent that said modification or design or misuse caused the loss or damage.  Titan's obligation hereunder shall not extend to any claims other than those expressly stated.

12.           ENTIRE AGREEMENT - The terms of this agreement will supersede any conflicting or inconsistent terms contained in orders or attachments to this agreement and the terms and conditions of this agreement shall apply to all such orders placed by Deere.

13.           AMENDMENTS - This agreement may be amended only by a written document signed by the parties which states that it is intended to amend this agreement.

14.           SEVERABILITY  - The invalidity or unenforceability of any term of this agreement shall not affect the validity and enforceability of this agreement or any of its other terms, and this agreement and such other terms shall be construed as though the invalid or unenforceable term(s) were not included herein.

15.           ASSIGNMENT - Neither party shall assign any rights, delegate any duties or subcontract any work under this Agreement without the other party’s prior written consent and any attempt to do so is void and has no effect.  No assignment shall relieve the assigning party of its obligations under this Agreement.

16.           BINDING EFFECT - This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

17.           NOTICES - All notices required to be given to a party under this Agreement are to be delivered to the following addresses, or any other addresses designated by the parties by notices delivered in accordance with this section: If to Titan: Titan Tire Corporation, 2345 E. Market Street, Des Moines, IA 50317 and if to Deere: Deere & Company, 3400 80th Street, Moline, Illinois 61265 Attn: President of the Construction & Forestry Equipment.

Portions of this exhibit were omitted and filed separately with the Secretary of the Commission pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.   Such portions are marked by a series of asterisks.

Any notice required of permitted under this Agreement is to be given in writing and is deemed effectively given: (a) upon personal delivery to the party to be notified; (b) upon confirmation of receipt by fax by the party to be notified; or, (c) deposit with a reputable overnight courier, prepaid for overnight delivery addressed as set forth in this section and upon confirmation of delivery by said courier.

18.           LAW - This agreement shall be governed by and construed in accordance with the internal law of the State of Illinois.

19.           FORCE MAJEURE - Neither party shall be responsible to the other party for any delay in or failure of performance of its obligations under this agreement to the extent attributable to causes beyond its reasonable control, including but not limited to, acts of God, fires, floods, strikes, acts of any government or delays by carriers, provided that the party affected thereby gives the other parties prompt notice of the occurrence of any event which is likely to cause any such delay or failure and of  its best estimate of the length of any delay and possibility that it will be unable to resume performance; and provided further that said affected party shall use its best efforts to expeditiously overcome the effects of the event and to resume performance.

20.           DEFAULT PROVISIONS -  If during this agreement, Titan's quality deteriorates significantly Deere may find Titan in default and give notice to cure as discussed below.  If after the notice Titan has not responded within 60 days, then Deere may terminate its purchase obligations in whole or in part without further liability.  Under this provision, Deere would be required to provide written notice to Titan sixty (60) days within  the default outlining said default and its causes for termination.  If during that sixty (60) day period, Titan addresses Deere’s default to Deere’s satisfaction, there will be no default.  If  during this agreement, Deere does not make its payments according to the terms of this Agreement, Titan may find Deere in default and terminate its obligations in whole or in part without further liability.  The failure of a party at any time to require performance by another party in no way affects its right to require such performance at any time thereafter.  In addition, no waiver by any parts of the breach of any provision hereof shall constitute a waiver of any subsequent breach of the same provision, or any breach of any other provision.

21.           REMEDIES CUMULATIVE - Each of the rights and remedies of the parties set forth in this agreement shall be cumulative with all other such rights and remedies, as well as with all rights and remedies of the parties otherwise available at law or in equity.

Portions of this exhibit were omitted and filed separately with the Secretary of the Commission pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.   Such portions are marked by a series of asterisks.

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed by duly authorized representatives the day, month and year first above written.

TITAN TIRE CORPORATION	DEERE & COMPANY

/s/ TITAN TIRE CORPORATION	/s/ DEERE & COMPANY

Portions of this exhibit were omitted and filed separately with the Secretary of the Commission pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.   Such portions are marked by a series of asterisks.

ATTACHMENT I

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Portions of this exhibit were omitted and filed separately with the Secretary of the Commission pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.   Such portions are marked by a series of asterisks.

ATTACHMENT II

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Portions of this exhibit were omitted and filed separately with the Secretary of the Commission pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.   Such portions are marked by a series of asterisks.